FILED PURSUANT TO RULE NO. 424(b)(3)

PROSPECTUS SUPPLEMENT                                 REGISTRATION NO. 333-89355
(To Prospectus dated March 12, 2002)




                             [HOLDRS BIOTECH LOGO]



                        1,000,000,000 Depositary Receipts
                            Biotech HOLDRS (SM) Trust

                  This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS (SM) Trust.

                  The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:

                                                                                     Share         Primary
                            Name of Company (1)                       Ticker        Amounts    Trading Market
                            -------------------                       ------        -------    --------------
           Affymetrix, Inc.                                            AFFX            4           NASDAQ
           Alkermes, Inc.                                              ALKS            4           NASDAQ
           Amgen Inc.(1)                                               AMGN           64.48        NASDAQ
           Applera Corporation--Applied Biosystems Group                ABI           18            NYSE
           Applera Corporation--Celera Genomics Group                   CRA            4            NYSE
           Biogen, Inc.                                                BGEN           13           NASDAQ
           Chiron Corporation                                          CHIR           16           NASDAQ
           Enzon, Inc.                                                 ENZN            3           NASDAQ
           Genentech, Inc.                                             DNA            44            NYSE
           Genzyme Corporation                                         GENZ           14           NASDAQ
           Gilead Sciences, Inc.                                       GILD           16           NASDAQ
           Human Genome Sciences, Inc.                                 HGSI            8           NASDAQ
           ICOS Corporation                                            ICOS            4           NASDAQ
           IDEC Pharmaceuticals Corporation                            IDPH           12           NASDAQ
           MedImmune, Inc.                                             MEDI           15           NASDAQ
           Millennium Pharmaceuticals, Inc.                            MLNM           12           NASDAQ
           QLT Inc.                                                    QLTI            5           NASDAQ
           Sepracor Inc.                                               SEPR            6           NASDAQ
           Shire Pharmaceuticals Group p.l.c.                         SHPGY            6.8271      NASDAQ

           --------------------

           (1) On July 17, 2002 Amgen Inc. completed its merger with Immunex Corp., both components of Biotech HOLDRS. As a result of the merger, in exchange for each share of Immunex, shareholders received $4.50 in cash and .44 shares of Amgen stock. Immunex Corp. is no longer included in Biotech HOLDRS. The share amount of Amgen Inc. represented by a round-lot of 100 Biotech HOLDRS is now 64.48.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2002.